Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2019 RESULTS

Katrina O’Connell to Become Chief Financial Officer, Succeeding Teri List-Stoll

SAN FRANCISCO – March 12, 2020 – Gap Inc. (NYSE: GPS) today reported fourth quarter and fiscal year 2019 results, provided guidance for fiscal year 2020, and announced certain leadership changes.

Interim Chief Executive Officer, Bob Fisher, commented, “While fiscal 2019 was a challenging year, I am proud of our teams and their commitment to Gap Inc. Thanks to their efforts, we began to see stabilization in our business in the fourth quarter, driven primarily by improvement in Old Navy’s performance. The current environment presents new challenges, but I am confident in Sonia’s leadership and her ability to deliver the transformational change required.”

Quarterly and Annual Earnings
On a reported basis, the company’s diluted loss per share was $0.49 for the fourth quarter of fiscal year 2019 and diluted earnings per share for fiscal year 2019 were $0.93. The company’s adjusted diluted earnings per share were $0.58 for the fourth quarter of fiscal year 2019 and $1.97 for fiscal year 2019. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Included in the fourth quarter reported results was an impairment charge of $296 million related to the store assets and operating lease assets of the company’s flagship stores. As a result of the company’s specialty fleet rationalization efforts, the company reassessed its operating strategy for flagships, given their declining importance as marketing and brand awareness tools. Specifically, in the fourth quarter, the company began to explore options to exit or sublease certain flagship locations, including the Gap and Old Navy Times Square locations. The majority of the impairment charge related to the operating lease assets of the Times Square locations, due to the negative contribution of the individual stores, length of the leases, and the significant decline in the market rents. There were also significant costs incurred in the quarter related to the recently cancelled Old Navy separation, including the disposal of capital assets with no alternative future use and certain obligations under noncancelable contracts. Fourth quarter separation-related charges were $189 million.

Leadership Updates
Following the earlier announcement of the appointment of Sonia Syngal to CEO effective March 23, 2020, today the company announced a series of additional leadership changes. Katrina O’Connell, Chief Financial Officer of Old Navy, will become the company’s Chief Financial Officer, succeeding Teri List-Stoll who has served in the role since January 2017. List-Stoll will remain with Gap Inc. for several months to ensure a smooth transition.

“Katrina brings more than two decades of Gap, Inc. experience, across both brands and functions. Her command of finance, portfolio management and strategy, coupled with her strong operating capabilities from her time leading inventory management, make her uniquely qualified to take on this role,” said incoming Gap Inc. CEO Sonia Syngal. “I’m fortunate to have had her as a partner in leading Old Navy over the past three years, as we defined the growth roadmap for the brand, and I look forward to working alongside her in this new capacity.”

Additional leadership appointments include:

•	Mark Breitbard will lead the company’s Specialty brands, as well as our Asia business and Franchise;

•	Nancy Green will step up to lead the Old Navy brand while the board and management undergo an internal and external search for the next President and Chief Executive Officer.
These positions are effective March 23.

Comparable Sales Results
The company’s fourth quarter fiscal year 2019 comparable sales were down 1% compared with negative 1% last year. Comparable sales by brand for the fourth quarter were as follows:

•	Old Navy Global: flat versus flat last year

•	Gap Global: negative 5% versus negative 5% last year

•	Banana Republic Global: flat versus negative 1% last year

•	Athleta: positive 2% versus positive 7% last year

For fiscal year 2019, the company’s comparable sales were down 3% compared with flat last year. Comparable sales by brand for fiscal year 2019 were as follows:

•	Old Navy Global: negative 2% versus positive 3% last year

•	Gap Global: negative 7% versus negative 5% last year

•	Banana Republic Global: negative 2% versus positive 1% last year

•	Athleta: positive 5% versus positive 9% last year

Fourth Quarter and Fiscal Year 2019 Results

•	Fourth quarter fiscal year 2019 net sales were $4.7 billion, an increase of 1% compared with last year. Fiscal year 2019 net sales were $16.4 billion, a decrease of 1% compared with last year.

◦
The translation of foreign currencies into U.S. dollars positively impacted the company’s net sales for the fourth quarter of fiscal year 2019 by about $7 million and negatively impacted the company’s net sales for fiscal year 2019 by about $61 million.[1]

◦	Fourth quarter and fiscal year 2019 net sales details appear in the tables at the end of this press release.

This press release includes the non-GAAP measures adjusted earnings per share, adjusted gross profit, adjusted gross margin and adjusted operating margin. Please see the reconciliation of these measures from the most directly comparable GAAP financial measures in the tables at the end of this press release.

1 The translation impact on net sales is calculated by applying foreign exchange rates applicable for the fourth quarter and fiscal year 2019 to net sales for the fourth quarter and fiscal year 2018. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

•	Fourth quarter fiscal year 2019 gross profit was $1.67 billion, an increase of 2% compared with last year. Fiscal year 2019 gross profit was $6.13 billion, a decrease of 3% compared with last year.

•
Fourth quarter fiscal year 2019 adjusted gross profit was $1.70 billion, an increase of 3% compared with last year. Fiscal year 2019 adjusted gross profit was $6.16 billion, a decrease of 3% compared with last year.

•
Fourth quarter fiscal year 2019 gross margin was 35.8%, an increase of 20 basis points compared with last year. Fiscal year 2019 gross margin was 37.4%, a decrease of 70 basis points compared with last year.

•
Fourth quarter fiscal year 2019 adjusted gross margin was 36.3%, an increase of 70 basis points compared with last year. Fiscal year 2019 adjusted gross margin was 37.6%, a decrease of 50 basis points compared with last year.

•	Fourth quarter fiscal year 2019 operating margin was negative 5.2%, compared to 8.0% last year. Fiscal year 2019 operating margin was 3.5%, compared to 8.2% last year.

•
Fourth quarter fiscal year 2019 adjusted operating margin was 5.9%, a decrease of 210 basis points compared with last year. Fiscal year 2019 adjusted operating margin was 6.4%, a decrease of 180 basis points compared with last year.

•
The effective tax rate was 27.6% for the fourth quarter of fiscal year 2019. The fourth quarter effective tax rate reflects non-cash tax impacts related to restructuring and impairment charges incurred in the quarter, which resulted in an increase to the effective tax rate of approximately 8 percentage points.

•
The effective tax rate for fiscal year 2019 was 33.5%. The fiscal year 2019 effective tax rate reflects current year adjustments to our fiscal year 2017 tax liability under TCJA for additional guidance issued by the U.S. Treasury Department and certain non-cash tax impacts related to restructuring and impairment charges. These impacts resulted in an increase to the effective tax rate of approximately 8 percentage points.

•
The company ended the fourth quarter of fiscal year 2019 with $2.16 billion in merchandise inventory, up about 1% year over year, primarily due to the acquisition of Janie & Jack, as well as the inventory required for new store openings.

•
During the fourth quarter of fiscal year 2019, the company repurchased 2.9 million shares for $50 million. For fiscal year 2019, the company repurchased 10.4 million shares for $200 million and ended fiscal year 2019 with 371 million shares outstanding.

•
The company paid a dividend of $0.2425 per share during the fourth quarter of fiscal year 2019. In addition, on March 4, 2020, the company announced that its Board of Directors authorized a first quarter fiscal year 2020 dividend of $0.2425 per share.

The company ended the fourth quarter of fiscal year 2019 with $1.7 billion in cash, cash equivalents, and short-term investments. Fiscal year 2019 free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $709 million compared with $676 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Fiscal year 2019 capital expenditures were $702 million.

The company ended fiscal year 2019 with 3,919 store locations in 42 countries, of which 3,345 were company-operated.

2020 Outlook
“Due to the evolving coronavirus situation, we are facing a period of uncertainty regarding the potential impact on both our supply chain and customer demand,” said Sonia Syngal. “During our 50-year history, Gap, Inc. has weathered many storms. We will benefit from our strong balance sheet and cash generation as well as our important vendor relationships during this current challenging period. We are focusing on decisive actions that will ensure we emerge well positioned to compete in the years ahead, and I am impressed by how diligently the teams have navigated the events of the past weeks.”

Earnings per Share
For fiscal 2020, the company expects its reported diluted earnings per share for fiscal year 2020 to be in the range of $1.23 to $1.35. Excluding costs related to previously announced plans to restructure the Gap brand specialty fleet, the company expects its adjusted diluted earnings per share to be in the range of $1.80 to $1.92.

The fiscal year 2020 guidance largely does not incorporate any estimated impact from the coronavirus outbreak, with the exception of approximately $100 million in sales or $0.10 in diluted earnings per share for the first quarter impact in Asia and Europe. It is not currently possible to provide a reasonable estimate of further impact from the evolving outbreak, including potential disruption from any supply chain impacts or reduction in demand in these or other geographies, including the United States. These estimates could materially change if there is meaningful deterioration from current trends.

Sales
The company expects both comparable sales and net sales for fiscal year 2020 to be down low-single digits, as we continue the Gap specialty fleet restructuring efforts.
Effective Tax Rate
For fiscal year 2020, the company expects its reported effective tax rate to be about 30%. Excluding certain non-cash tax impacts related to expected restructuring charges, the company expects its adjusted fiscal year 2020 effective tax rate to be about 26%.
Share Repurchases
The company noted that in light of the current economic uncertainty stemming from a number of factors, including the coronavirus outbreak, it currently intends to suspend share repurchases in fiscal year 2020.

Capital Expenditures
The company expects capital spending to be approximately $600 million for fiscal year 2020, which includes about $50 million of expansion costs related to the continued buildout of its Ohio distribution center.

Real Estate
The company expects to close about 90 company-operated stores, net of openings and repositions in fiscal year 2020. This guidance includes about 170 Gap brand store closures globally, the majority of which are expected to close in the fourth quarter of fiscal 2020. The company continues to expect store openings to be focused on Old Navy and Athleta.

Webcast and Conference Call Information
The company will host a summary of the company’s fourth quarter and fiscal year 2019 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 7436665). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: earnings per share for fiscal year 2020; the impact of the coronavirus outbreak, including demand suppression and supply chain disruption, in the first quarter and in fiscal year 2020; comparable sales for fiscal year 2020; net sales and net sales growth for fiscal year 2020; effective tax rate for fiscal year 2020; debt repayment in fiscal year 2020; suspension of share repurchases in fiscal year 2020; capital expenditures for fiscal year 2020; store closings, net of openings and repositions, including timing, cost and weighting by brand, in fiscal year 2020; production schedules for mills operated in China; impact of investments in data and analytics; Athleta’s plan to reach $2 billion in sales; impact of exiting leases for less profitable stores, including flagship locations, through buyout or sublease; rent and occupancy leverage in fiscal year 2020; impact of tariffs in fiscal year 2020; disciplined expense management; maintaining our dividend; prioritizing debt reduction over share repurchases in fiscal year 2020; refinancing our 2021 notes; restructuring related costs, including costs and other challenges related to specialty store closures, in fiscal year 2020; and prudent investments, including focus on profitable and growth brands; driving profitability at Banana Republic and developing an action plan for Gap brand.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risks associated with engaging in or seeking to engage in strategic transactions; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to manage key executive succession and retention and to continue to attract qualified personnel; the risk that the company’s investments in customer, digital, and omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk that a failure of, or updates or changes to, the company’s information technology systems may disrupt its operations; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate in regions where it has less experience; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk of changes in the regulatory or administrative landscape; the risk of natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the risk of reductions in income and cash flow from the company’s credit card arrangement related to its private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of March 12, 2020. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2019 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Sandy Goldberg
(415) 427-3022
press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	February 1, 2020	February 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,364	$1,081
Short-term investments	290	288
Merchandise inventory	2,156	2,131
Other current assets	706	751
Total current assets	4,516	4,251
Property and equipment, net	3,122	2,912
Operating lease assets	5,402	—
Other long-term assets	639	886
Total assets	$13,679	$8,049

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,174	$1,126
Accrued expenses and other current liabilities	1,067	1,024
Current portion of operating lease liabilities	920	—
Income taxes payable	48	24
Total current liabilities	3,209	2,174
Long-term liabilities:
Long-term debt	1,249	1,249
Long-term operating lease liabilities	5,508	—
Lease incentives and other long-term liabilities (a)	397	1,073
Total long-term liabilities	7,154	2,322
Total stockholders' equity	3,316	3,553
Total liabilities and stockholders' equity	$13,679	$8,049
__________
(a) Beginning in fiscal 2019, lease incentives and other long-term liabilities no longer reflects lease incentives due to the adoption of the new lease accounting standard.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		52 Weeks Ended
($ and shares in millions except per share amounts)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales	$4,674	$4,623	$16,383	$16,580
Cost of goods sold and occupancy expenses	3,000	2,978	10,250	10,258
Gross profit	1,674	1,645	6,133	6,322
Operating expenses	1,919	1,273	5,559	4,960
Operating income (loss)	(245)	372	574	1,362
Interest, net	9	7	46	40
Income (loss) before income taxes	(254)	365	528	1,322
Income taxes	(70)	89	177	319
Net income (loss)	$(184)	$276	$351	$1,003
Weighted-average number of shares - basic	373	381	376	385
Weighted-average number of shares - diluted	373	383	378	388
Earnings (loss) per share - basic	$(0.49)	$0.72	$0.93	$2.61
Earnings (loss) per share - diluted	$(0.49)	$0.72	$0.93	$2.59
Cash dividends declared and paid per share	$0.2425	$0.2425	$0.97	$0.97

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended
($ in millions)	February 1, 2020 (b)	February 2, 2019 (b)
Cash flows from operating activities:
Net income	$351	$1,003
Depreciation and amortization (a)	557	517
Impairment of operating lease assets	239	—
Impairment of store assets	98	14
Gain on sale of building	(191)	—
Change in merchandise inventory	4	(154)
Other, net	353	1
Net cash provided by operating activities	1,411	1,381
Cash flows from investing activities:
Purchases of property and equipment	(702)	(705)
Purchase of building	(343)	—
Purchases of short-term investments	(293)	(464)
Proceeds from sales and maturities of short-term investments	293	177
Proceeds from sale of building	220	—
Purchase of Janie and Jack	(69)	—
Other	—	(9)
Net cash used for investing activities	(894)	(1,001)
Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	25	46
Withholding tax payments related to vesting of stock units	(21)	(23)
Repurchases of common stock	(200)	(398)
Cash dividends paid	(364)	(373)
Other	—	(1)
Net cash used for financing activities	(560)	(749)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	4	(10)
Net decrease in cash, cash equivalents, and restricted cash	(39)	(379)
Cash, cash equivalents, and restricted cash at beginning of period	1,420	1,799
Cash, cash equivalents, and restricted cash at end of period	$1,381	$1,420
__________
(a) Fiscal 2018 depreciation and amortization is net of amortization of lease incentives. Beginning in fiscal 2019, amortization of lease incentives is no longer reflected due to the adoption of the new lease accounting standard.
(b) For the fifty-two weeks ended February 1, 2020 and February 2, 2019, total cash, cash equivalents, and restricted cash includes $17 million and $339 million, respectively, of restricted cash recorded in other current assets and other long-term assets on the Consolidated Balance Sheets. Fiscal 2018 includes $320 million of consideration held by a third party in connection with the purchase of a building that was completed in fiscal 2019.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business and infrastructure. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	52 Weeks Ended
($ in millions)	February 1, 2020	February 2, 2019
Net cash provided by operating activities	$1,411	$1,381
Less: Purchases of property and equipment (a)	(702)	(705)
Free cash flow	$709	$676
__________
(a) Excludes purchase of building in the first quarter of fiscal 2019.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED INCOME STATEMENT METRICS FOR FOURTH QUARTER AND FISCAL YEAR 2019
The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of separation-related costs, specialty fleet restructuring costs, flagship impairment charges, a gain on sale of building, and the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the TCJA. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not part of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin (e)	Operating Expenses	Operating Expenses as a % of Net Sales (e)	Operating Income (loss)	Operating Income (loss) as a % of Net Sales	Income Taxes	Net Income (loss)	Earnings (loss) per Share - Diluted
($ in millions) 13 Weeks Ended February 1, 2020
GAAP metrics, as reported	$1,674	35.8%	$1,919	41.1%	$(245)	(5.2)%	$(70)	$(184)	$(0.49)
Adjustment for:
Separation-related costs (a)	1	0.0%	(188)	(4.0)%	189	4.0%	48	141	0.38
Specialty fleet restructuring costs (b)	21	0.4%	(17)	(0.4)%	38	0.8%	—	38	0.10
Flagship impairment charges (c)	—	0.0%	(296)	(6.3)%	296	6.3%	74	222	0.59
Non-GAAP metrics	$1,696	36.3%	$1,418	30.3%	$278	5.9%	$52	$217	$0.58

	Gross Profit	Gross Margin (e)	Operating Expenses	Operating Expenses as a % of Net Sales (e)	Operating Income	Operating Income as a % of Net Sales (e)	Income Taxes	Net Income	Earnings per Share - Diluted
($ in millions) 52 Weeks Ended February 1, 2020
GAAP metrics, as reported	$6,133	37.4%	$5,559	33.9%	$574	3.5%	$177	$351	$0.93
Adjustment for:
Separation-related costs (a)	1	0.0%	(300)	(1.8)%	301	1.8%	77	224	0.59
Specialty fleet restructuring costs (b)	22	0.1%	(39)	(0.2)%	61	0.4%	3	58	0.15
Flagship impairment charges (c)	—	0.0%	(296)	(1.8)%	296	1.8%	74	222	0.59
Gain on sale of building	—	0.0%	191	1.2%	(191)	(1.2)%	(50)	(141)	(0.37)
U.S. Federal tax reform adjustment (d)	—	0.0%	—	(0.0)%	—	0.0%	(30)	30	0.08
Non-GAAP metrics	$6,156	37.6%	$5,115	31.2%	$1,041	6.4%	$251	$744	$1.97
__________
(a) Represents the impact of costs related to preparing for the Old Navy spin-off transaction and subsequent cancellation of this transaction. Separation-related amounts primarily consist of costs associated with information technology and fees for consulting and advisory services.
(b) Represents the impact of costs related to previously announced plans to restructure the specialty fleet and revitalize the Gap brand. These costs primarily include lease and employee-related costs.
(c) Represents non-cash impairment charges related to global flagship stores. Flagship impairment charges related to operating lease assets and store assets were $223 million and $73 million, respectively.
(d) Represents the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the TCJA.
(e) Metrics were computed individually for each line item; therefore, the sum of the percentages may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2020

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2020 is provided to enhance visibility into the Company's expected underlying results for the period excluding the estimated impact of specialty fleet restructuring costs and related tax. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 30, 2021
	Low End	High End
Expected earnings per share - diluted	$1.23	$1.35
Add: Estimated impact of specialty fleet restructuring costs (a)	0.50	0.50
Add: Estimated incremental tax on restructuring costs (b)	0.07	0.07
Expected adjusted earnings per share - diluted	$1.80	$1.92
__________

(a)
Represents the estimated earnings per share impact of estimated costs related to previously announced plans to restructure the specialty fleet and revitalize Gap brand, calculated net of tax at the expected adjusted effective tax rate.

(b)	Represents certain non-cash tax impacts related to expected restructuring charges discussed above.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s fourth quarter and fiscal year 2019 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (2)	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended February 1, 2020
U.S. (1)	$2,055	$781	$642	$334	$3,812	82%
Canada	160	98	60	—	318	7%
Europe	—	145	4	—	149	3%
Asia	15	289	26	—	330	7%
Other regions	35	25	5	—	65	1%
Total	$2,265	$1,338	$737	$334	$4,674	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended February 2, 2019
U.S. (1)	$1,959	$844	$592	$331	$3,726	80%
Canada	154	104	60	1	319	7%
Europe	—	164	3	—	167	4%
Asia	14	310	26	—	350	8%
Other regions	29	26	6	—	61	1%
Total	$2,156	$1,448	$687	$332	$4,623	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (2)	Other (3)	Total	Percentage of Net Sales
52 Weeks Ended February 1, 2020
U.S. (1)	$7,259	$2,723	$2,191	$1,225	$13,398	82%
Canada	587	349	215	2	1,153	7%
Europe	—	525	14	—	539	3%
Asia	45	943	96	—	1,084	7%
Other regions	92	94	23	—	209	1%
Total	$7,983	$4,634	$2,539	$1,227	$16,383	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
52 Weeks Ended February 2, 2019
U.S. (1)	$7,134	$2,990	$2,095	$1,121	$13,340	81%
Canada	584	379	227	3	1,193	7%
Europe	—	589	14	—	603	4%
Asia	50	1,089	94	—	1,233	7%
Other regions	72	113	26	—	211	1%
Total	$7,840	$5,160	$2,456	$1,124	$16,580	100%
__________

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Beginning on March 4, 2019, Banana Republic Global includes net sales for the Janie and Jack brand.
(3) Primarily consists of net sales for the Athleta and Intermix brands as well as a portion of income related to our credit card agreement. Beginning in the third quarter of fiscal 2018, the Hill City brand is also included. Net sales for Athleta for the thirteen weeks ended February 1, 2020 and February 2, 2019 were $288 million and $263 million, respectively. Net sales for Athleta for fiscal year 2019 and 2018 were $978 million and $881 million, respectively.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 2, 2019	52 Weeks Ended February 1, 2020		February 1, 2020
	Store Locations	Store Locations Opened	Store Locations Closed	Store Locations	Square Feet (millions)

Old Navy North America	1,139	73	5	1,207	19.5
Old Navy Asia	15	4	2	17	0.2
Gap North America	758	4	87	675	7.1
Gap Asia	332	61	35	358	3.2
Gap Europe	152	4	19	137	1.1
Banana Republic North America	556	9	24	541	4.6
Banana Republic Asia	45	5	2	48	0.2
Athleta North America	161	29	—	190	0.8
Intermix North America	36	—	3	33	0.1
Janie and Jack North America (1)	—	—	—	139	0.2
Company-operated stores total	3,194	189	177	3,345	37.0
Franchise	472	140	38	574	N/A
Total	3,666	329	215	3,919	37.0
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(1)
On March 4, 2019, we acquired select assets of Gymboree, Inc. related to Janie and Jack. The 140 stores acquired were not included as store openings for fiscal 2019; however, they are included in the ending number of store locations as of February 1, 2020, net of one closure that occurred in the third quarter of fiscal 2019.